Exhibit 99.1

One Franklin Parkway San Mateo, CA 94403-1906 tel (650) 312--2000 franklintempleton.com

From:	Franklin Templeton Corporate Communications:
Pholida Barclay pholida.barclay@franklintempleton.com

Franklin Templeton Partners with iCapital® to Offer Alternative Investments

New York, NY, June 1, 2022– Franklin Templeton has partnered with iCapital1, a leading global fintech platform driving access and efficiency in alternative investing for the asset and wealth management industries through customized fund distribution and servicing solutions. Franklin Templeton will leverage iCapital’s customized technology and service solution for financial advisors and their high-net-worth clients seeking access to Franklin Templeton’s alternative investments offerings, starting with Franklin BSP Capital Corporation (FBCC) and Clarion Partners Real Estate Income Fund Inc. (CPREIF).

Over the past two years, Franklin Templeton has significantly expanded the breadth and scale of its alternative asset strategies. Today, it has more than $200 billion in aggregate alternative assets under management (AUM) across its specialist investment managers, including private real estate through Clarion Partners, alternative credit through Benefit Street Partners, hedge fund strategies via K2 Advisors and secondary private equity and co-investments via Lexington Partners. Alternative asset strategies represent a growing share of the investment management industry as high-net-worth investors are allocating more capital across the full spectrum of alternative offerings, making this a key strategic priority for the firm.

“We are focused on connecting investors with our alternative investment expertise in the places and ways that are convenient for them,” said Shane Clifford, Franklin Templeton’s Senior Managing Director of Alternative Strategies. “We offer a comprehensive range of strategies for investors looking to initiate or expand their allocations to alternative asset classes, and we are excited to reach more investors by offering our strategies leveraging iCapital’s digital solution.”

“We are excited to work with Franklin Templeton, a long-standing and significant global investment leader,” said Lawrence Calcano, Chairman and Chief Executive Officer of iCapital. “We share a commitment to bring sophisticated alternative investment opportunities to advisors and their high-net-worth clients to help them meet their financial goals.”

FBCC is a non-listed business development company that primarily invests in first and second lien senior secured loans to predominantly private U.S. middle-market companies, which are those with annual revenues up to $1 billion. It provides flexible financing solutions across the capital structure and in a variety of industries. Benefit Street Partners is a leading credit-focused alternative asset management firm serving both institutions and high-net-worth investors. It has $39 billion in assets under management as of March 31, 2022.

CPREIF seeks to offer individual investors direct access to a portfolio of privately-held, income-producing, institutional-quality commercial real estate properties through an innovative investment fund driven by the deep real estate expertise of Clarion Partners. With $71 billion in total AUM as of March 31, 2022, Clarion has been a leading U.S. real estate investment manager for more than 40 years.

All investments involve risk, including possible loss of principal.

BEFORE INVESTING, CAREFULLY CONSIDER THE FUND’S INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES. YOU CAN FIND THIS AND OTHER INFORMATION IN ITS PROSPECTUS AT WWW.CPREIF.COM. PLEASE READ THE PROSPECTUS CAREFULLY.

1 Institutional Capital Network, Inc. and its affiliates (together, “iCapital Network” or “iCapital”)

CPREIF is newly organized, with a limited history of operations. An investment in the Fund involves a considerable amount of risk. The Fund is designed primarily for long-term investors and an investment in the Fund should be considered illiquid. Shareholders may not be able to sell their shares in the Fund at all or at a favorable price. Fixed income securities involve interest rate, credit, inflation, and reinvestment risks. As interest rates rise, the value of fixed income securities fall. High yield bonds possess greater price volatility, illiquidity, and possibility of default. The Fund’s investments are highly concentrated in real estate investments, and therefore will be subject to the risks typically associated with real estate, including but not limited to local, state, national or international economic conditions; including market disruptions caused by regional concerns, political upheaval, sovereign debt crises and other factors. Asset-backed, mortgage-backed or mortgage-related securities are subject to prepayment and extension risks. The Fund employs leverage, which increases the volatility of investment returns and subjects the Fund to magnified losses if an underlying fund’s investments decline in value. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance.

About Franklin Templeton

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 155 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers boutique specialization on a global scale, bringing extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has 75 years of investment experience and approximately $1.5 trillion in assets under management as of April 30, 2022.

Franklin Templeton manages over $200 billion in aggregate alternatives assets under management, including private real estate through Clarion Partners, alternative credit through Benefit Street Partners, hedge fund strategies via K2 Advisors and secondary private equity and co-investments via Lexington Partners. For more information, please visit franklintempleton.com and follow us on LinkedIn, Twitter and Facebook.

FBCC is managed by its investment adviser, Franklin BSP Capital Adviser L.L.C., an affiliate of Benefit Street Partners L.L.C.

Clarion Partners, LLC, Franklin BSP Capital Corporation, Lexington Partners, L.P., K2 Advisors, LLC and Franklin Distributors, LLC are Franklin Templeton affiliated companies.